Filed by Federated Equity Funds on behalf of Federated Market Opportunity Fund.

Pursuant to Rule 14a-6 of the Securities Act of 1934

Commission File No. 811-4017

Important Notice
Your Proxy Vote Is Critical!
You will soon receive a proxy package in the mail with important information regarding your Federated Fund. Included in the package will be details about a proposal by the Board of the Fund that affects the fund you own. This proposal requires a shareholder vote. Your vote is very important to us, no matter how many shares you own.

Once you receive your proxy, you will be able to vote in three different ways:

by Telephone
Please refer to your ballot for the appropriate telephone number.

via the Internet
Please refer to your ballot for the appropriate internet address.

by Mail
Please vote using the ballot and mail it back using the postage paid envelope.

The Fund is comprised of many accounts and every one of them has a direct impact on the outcome of the proxy vote. Please help us to avoid additional expense by voting via one of the methods described above.
You can obtain the proxy statement for free on the SEC’s website at www.sec.gov. The proxy statement, as well as additional information about the Fund will also be available on Federated’s website at FederatedInvestors.com.

IMPORTANT NOTE:
When your proxy package arrives, please read the proxy statement carefully because it contains vital information about your mutual fund investment.

Thank you in advance for your attention to this very important matter.

39501 (10/08)
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